Exhibit 99.1

FOR IMMEDIATE RELEASE

D&E Communications Announces Agreement to Sell Investment in Pilicka

November 15, 2005	Contact: W. Garth Sprecher 717-738-8304

D&E announced the execution of a definitive agreement on November 14, 2005, by its wholly-owned subsidiary, D&E Investments, Inc, along with EuroTel LLC, HunTel Systems, Inc. and Consolidated Companies, Inc., the shareholders of Pilicka sp. z o.o., to sell Pilicka to MNI S.A. for $15,750,000. The purchase price is subject to certain adjustments, including a working capital adjustment, and will increase $110,625 per month, beginning November 1, 2005, until the transaction closes, which can be no later than May 1, 2006. The sale is subject to certain regulatory approvals and other customary closing conditions. D&E estimates that it will record pre-tax income of approximately $6.0 million from its direct and indirect ownership in Pilicka when the transaction closes.

“The sale of Pilicka will end D&E Communications’ operational involvement in the international telecommunications market. We will continue to focus on our regional businesses, including growing our broadband business and expanding our network services, to better serve our customers,” said James Morozzi, President and CEO of D&E Communications. “We are pleased that the sale of this investment, originally made in 1996, will result in pre-tax income on our financial statements.”

D&E Communications, Inc. offers high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.